SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. ___)

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AllianceBernstein Income Fund, Inc.
(Name of Registrant as Specified In Its Charter)

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ALLIANCEBERNSTEIN INCOME FUND, INC.

1345 Avenue of the Americas
New York, New York 10105

February 20, 2014

Dear Stockholders:

The Board of Directors (the "Directors") of AllianceBernstein Income Fund, Inc. (the "Fund") is pleased to invite you to the Annual Meeting of Stockholders (the "Meeting") to be held on March 27, 2014.  The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement include detailed information about the three proposals to be considered at the Meeting. The Proxy Statement contains important information and we urge you to read it carefully.

At the Meeting, you will be asked to elect three Directors of the Fund.  The Board recommends that you vote FOR the election of each Director.

You will also be asked to consider and approve a proposal to eliminate the Fund's fundamental investment policy requiring the Fund to invest, under normal circumstances, at least 65% of its total assets in obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities ("U.S. government securities") and repurchase agreements pertaining to U.S. government securities.  The Board of Directors of the Fund has approved changes to certain non-fundamental investment policies that will take effect if this proposal is approved. We believe that these policy changes are timely given recent market developments, and may result in improved investment and discount performance over time.  We also believe that these changes will enable the Fund to have more flexibility to construct a portfolio of securities better-positioned to respond to increases in interest rates and to invest to a greater extent in higher yielding securities in which it already invests. The Board recommends that you vote FOR the fundamental investment policy change.

The third proposal is an open-ending proposal that is required by the Fund's Charter to be submitted in certain circumstances.  For reasons discussed in the Proxy Statement, the Board does not believe that the open-ending proposal is in the best interests of the Fund and recommends that you vote AGAINST the third proposal.

We encourage you to cast your votes. No matter how many shares you own, your vote is important.  AST Fund Solutions (the "Proxy Solicitor"), a professional proxy solicitation firm, has been selected to assist in the proxy solicitation process.  If we have not received your proxy as the date of the Meeting approaches, you may receive a telephone call from the Proxy Solicitor to remind you to submit your proxy.

Sincerely,

Robert M. Keith
President

ALLIANCEBERNSTEIN INCOME FUND, INC.

1345 Avenue of the Americas, New York, New York 10105
Toll Free (800) 221-5672

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MARCH 27, 2014

To the Stockholders of AllianceBernstein Income Fund, Inc. (the "Fund"):

Notice is hereby given that an Annual Meeting of Stockholders (the "Meeting") of the Fund, a Maryland corporation, will be held at the offices of the Fund, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, on March 27, 2014 at 4:00 p.m., Eastern Time, for the following purposes, each of which is more fully described in the accompanying Proxy Statement dated February 20, 2014:

1.	To elect three Directors of the Fund, each such Director to hold office for a term of three years and until his successor is duly elected and qualifies;

2.
To approve the elimination of the Fund's fundamental investment policy to invest, under normal circumstances, at least 65% of its total assets in U.S. government securities and repurchase agreements relating to U.S. government securities;

3.	To vote on a proposal, pursuant to the Fund's Charter, to convert the Fund to an open-end investment company and to approve an amendment and restatement of the Fund's Charter; and

4.	To transact such other business as may properly come before the Meeting.

Any stockholder of record of the Fund at the close of business on February 7, 2014 is entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof. The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund.

By Order of the Board of Directors, Emilie D. Wrapp Secretary

New York, New York
February 20, 2014

YOUR VOTE IS IMPORTANT
Please indicate your voting instructions on the enclosed Proxy Card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States. You may also, by telephone or through the Internet, authorize proxies to cast your vote.  To do so, please follow the instructions on the enclosed Proxy Card. Your vote is very important no matter how many shares you own. Please complete, date, sign and return your proxy promptly in order to save the Fund any additional cost of further proxy solicitation and in order for the Meeting to be held as scheduled.

AllianceBernstein® and the AB Logo are registered trademarks and service marks used by permission of the owner, AllianceBernstein L.P.

PROXY STATEMENT

ALLIANCEBERNSTEIN INCOME FUND, INC.

1345 Avenue of the Americas
New York, New York 10105
_____________________

ANNUAL MEETING OF STOCKHOLDERS
March 27, 2014
_____________________

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of AllianceBernstein Income Fund, Inc. (the "Fund"), a Maryland corporation, to be voted at the Annual Meeting of Stockholders of the Fund (the "Meeting"), to be held at the offices of the Fund, 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, on March 27, 2014 at 4:00 p.m., Eastern Time. The solicitation will be by mail and the cost of the solicitation will be borne by the Fund. The Notice of Meeting, Proxy Statement and Proxy Card are being mailed to stockholders on or about February 20, 2014.

Any stockholder who owned shares of the Fund at the close of business on February 7, 2014 (the "Record Date") is entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof. Each share is entitled to one vote. If the accompanying form of proxy is properly executed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked by the stockholder.  Executed proxies that are unmarked will be voted: FOR the election of Directors (Proposal One); FOR the elimination of the Fund's fundamental investment policy to invest, under normal circumstances, at least 65% of its total assets in U.S. government securities and repurchase agreements relating to U.S. government securities (Proposal Two); and AGAINST the proposal to convert the Fund to an open-end investment company and to approve an amendment and restatement of the Fund's Charter (Proposal Three).

Important Notice Regarding Availability of Proxy Materials for the Stockholders' Meeting to Be Held on March 27, 2014.  The Proxy Statement is available on the Internet at www.alliancebernstein.com/abfundsproxy.

PROPOSAL ONE
ELECTION OF DIRECTORS

At the Meeting, three Directors of the Fund will be elected to serve for terms of three years and, in each case, until his successor is elected and qualifies. The affirmative vote of a majority of the votes entitled to be cast by the Fund's stockholders is required to elect a Director. It is the intention of the persons named in the enclosed proxy to vote in favor of the election of each of the nominees.

Under the Fund's Charter and Bylaws, the Board has been divided into three classes. The terms of Class Two Directors will expire as of the Meeting, the terms of Class Three Directors will expire as of the annual meeting of stockholders to be held in 2015, and the terms of Class One Directors will expire as of the annual meeting of stockholders to be held in 2016. Upon expiration of the terms of the Directors of each class as set forth above, their successors in that class will be elected to serve for a term of three years and until their successors are duly elected and qualify.

Under this classified Board structure, only those Directors in a single class are required to be elected at the annual meeting of stockholders. It would require two years of annual meeting elections to change a majority of the Board, although Maryland law provides that stockholders may remove Directors under certain circumstances, even if such Directors are not then standing for re-election. This classified Board structure, which may be regarded as an "anti-takeover" provision, may make it more difficult for the Fund's stockholders to change the majority of Directors of the Fund and, thus, have the effect of maintaining the continuity of management.

 At the Meeting, William H. Foulk, Jr., D. James Guzy and Robert M. Keith are standing for election as Class Two Directors of the Fund. Each nominee has consented to serve as a Director. The Board knows of no reason why any of the nominees will be unable to serve, but in the event any nominee is unable to serve, or for good cause will not serve, the proxies received indicating a vote in favor of such nominee will be voted for such substitute nominee as the Board may recommend.

Certain information concerning the Fund's Directors and the nominees is set forth below.

Name, Address* and Age	Year Term as a Director Will Expire	Years of Service**	Principal Occupation(s) During Past 5 Years or Longer	Number of Portfolios in AllianceBernstein Fund Complex Overseen by Director	Other Directorships Held by Director During the Past 5 Years or Longer

INDEPENDENT DIRECTORS
Chairman of the Board Marshall C. Turner, Jr.,# 72	Class Three (2015)	8
Private Investor since prior to 2009.  Former CEO of Dupont Photomasks, Inc. (components of semi-conductor manufacturing), 2003-2006, and interim CEO 1999-2000. Interim CEO of MEMC Electronic Materials, Inc. (semi-conductor and solar cell substrates) from November 2008 until March 2009. He has extensive operating and early stage investment experience, including prior service as general partner of three institutional venture capital partnerships, and serves on the boards of three education and science-related non-profit organizations. He has served as a director of one AllianceBernstein fund since 1992, and director or trustee of multiple AllianceBernstein funds since 2005. He is Chairman of the AllianceBernstein Funds since January 2014.

				100	Xilinx, Inc. (programmable logic semi-conductors) and SunEdison, Inc. (semi-conductor substrates, solar materials and solar power plants) since prior to 2009
John H. Dobkin,# 72	Class One (2016)	16	Independent Consultant since prior to 2009. Formerly, President of Save Venice, Inc. (preservation organization) from 2001-2002; Senior Adviser from June 1999-June 2000 and President of Historic Hudson Valley (historic preservation) from December 1989-May 1999. Previously, Director of the National Academy of Design. He has served as a director or trustee of various AllianceBernstein Funds since 1992.	100	None
Michael J. Downey,# 70	Class One (2016)	9	Private Investor since prior to 2009. Formerly, managing partner of Lexington Capital, LLC (investment advisory firm) from December 1997 until December 2003. From 1987 until 1993, Chairman and CEO of Prudential Mutual Fund Management, director of the Prudential mutual funds, and member of the Executive Committee of Prudential Securities Inc. He has served as a director or trustee of the AllianceBernstein Funds since 2005 and is director and chairman of one other investment company.	100	The Asia Pacific Fund, Inc. since prior to 2009, and Prospect Acquisition Corp. (financial services) from 2007 until 2009 and The Merger Fund since prior to 2009 until 2013
William H. Foulk, Jr.,#,## 81	Class Two (2017)†	16	Investment Adviser and an Independent Consultant since prior to 2009. Previously, he was Senior Manager of Barrett Associates, Inc., a registered investment adviser. He was formerly Deputy Comptroller and Chief Investment Officer of the State of New York and, prior thereto, Chief Investment Officer of the New York Bank for Savings. He has served as a director or trustee of various AllianceBernstein Funds since 1983, and has been Chairman of the Independent Directors Committee of the AllianceBernstein Funds since 2003. He served as Chairman of such Funds from 2003 through December 2013.	100	None

Name, Address* and Age	Year Term as a Director Will Expire	Years of Service**	Principal Occupation(s) During Past 5 Years or Longer	Number of Portfolios in AllianceBernstein Fund Complex Overseen by Director	Other Directorships Held by Director During the Past 5 Years or Longer

D. James Guzy,# 77	Class Two (2017)†	8	Chairman of the Board of PLX Technology (semi-conductors) and of SRC Computers Inc., with which he has been associated since prior to 2009. He was a director of Intel Corporation (semi-conductors) from 1969-2008, and served as Chairman of the Finance Committee for such company for several years until May 2008. He has served as a director or trustee of one or more of the AllianceBernstein Funds since 1982.	100	PLX Technology (semi-conductors) since prior to 2009 and Cirrus Logic Corporation (semi-conductors) since prior to 2009 until July 2011
Nancy P. Jacklin,# 65	Class One (2016)	8
Professorial Lecturer at the Johns Hopkins School of Advanced International Studies since prior to 2009.  Formerly, U.S. Executive Director of the International Monetary Fund (December 2002-May 2006); Partner, Clifford Chance (1992-2002); Sector Counsel, International Banking and Finance, and Associate General Counsel, Citicorp (1985-1992); Assistant General Counsel (International), Federal Reserve Board of Governors (1982-1985); and Attorney Advisor, U.S. Department of the Treasury (1973-1982). Member of the Bar of the District of Columbia and New York; member of the Council on Foreign Relations. She has served as a director or trustee of the AllianceBernstein Funds since 2006.

				100	None
Garry L. Moody,# 61	Class Three (2015)	6
Independent Consultant.  Formerly, Partner, Deloitte & Touche LLP 1995-2008, where he held a number of senior positions, including Vice Chairman, and U.S. and Global Investment Management Practice Managing Partner; President, Fidelity Accounting and Custody Services Company (1993-1995); and Partner, Ernst & Young LLP (1975-1993), where he served as the National Director of Mutual Fund Tax Services and Managing Partner of its Chicago Office Tax Department.  He is a member of both the Governing Council of the Independent Directors Council (IDC), an organization of independent directors of mutual funds and the Trustee Advisory Board of BoardIQ, a biweekly publication focused on issues and news affecting directors of mutual funds. He has served as a director or trustee, and as Chairman of the Audit Committee, of the AllianceBernstein Funds since 2008.

				100	Greenbacker Renewable Energy Company LLC (renewable energy and energy efficiency projects) from August 2013 until January 2014
Earl D. Weiner,# 74	Class Three (2015)	7	Of Counsel, and Partner prior to January 2007, of the law firm Sullivan & Cromwell LLP and member of ABA Federal Regulation of Securities Committee Task Force to draft editions of the Fund Director's Guidebook. He has served as a director or trustee of the AllianceBernstein Funds since 2007 and is Chairman of the Governance and Nominating Committees of the AllianceBernstein Funds.	100	None

Name, Address* and Age	Year Term as a Director Will Expire	Years of Service**	Principal Occupation(s) During Past 5 Years or Longer	Number of Portfolios in AllianceBernstein Fund Complex Overseen by Director	Other Directorships Held by Director During the Past 5 Years or Longer

INTERESTED DIRECTOR
Robert M. Keith, †† 1345 Avenue of the Americas New York, NY 10105 53	Class Two (2017)†	5
Senior Vice President of AllianceBernstein L.P. (the "Adviser") ††† and head of AllianceBernstein Investments, Inc. ("ABI") ††† since July 2008; Director of ABI and President of the AllianceBernstein Funds.  Previously, he served as Executive Managing Director of ABI from December 2006 to June 2008.  Prior to joining ABI in 2006, he served as Executive Managing Director of Bernstein Global Wealth Management, and prior thereto, Senior Managing Director and Global Head of Client Service and Sales of the Adviser's institutional investment management business since 2004.  Prior thereto, he served as Managing Director and Head of North American Client Service and Sales in the Adviser's institutional investment management business.
				100	None
_________________________
*	The address for each of the Fund's Independent Directors is c/o AllianceBernstein L.P., Attention: Philip L. Kirstein, 1345 Avenue of the Americas, New York, NY 10105.

**	"Years of Service" refers to the total number of years served as a Director.

#	Member of the Audit Committee, the Governance and Nominating Committee, and the Independent Directors Committee for the Fund.

##	Member of the Fair Value Pricing Committee for the Fund.

†	If elected at the Meeting.

††	Mr. Keith is an "interested person," as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act"), of the Fund due to his position as a Senior Vice President of the Adviser.

†††	The Adviser and ABI are affiliates of the Fund.

The dollar range of the Fund's securities beneficially owned by each Director, and the aggregate dollar range of securities owned in the funds overseen by the Director within the AllianceBernstein Fund Complex are set forth below.

	Dollar Range of Equity Securities in the Fund as of December 31, 2013	Aggregate Dollar Range of Equity Securities in the Funds Overseen in the AllianceBernstein Fund Complex as of December 31, 2013

Independent Directors
John H. Dobkin	Over $100,000	Over $100,000

Michael J. Downey	$1 - $10,000	Over $100,000

William H. Foulk, Jr.	$10,001 - $50,000	Over $100,000

D. James Guzy	None	Over $100,000

Nancy P. Jacklin	$50,001 - $100,000	Over $100,000

Garry L. Moody	$10,001 - $50,000	Over $100,000

Marshall C. Turner, Jr.	Over $100,000	Over $100,000

Earl D. Weiner	None	Over $100,000

Interested Director
Robert M. Keith	None	None

The business and affairs of the Fund are managed under the direction of the Board.  Directors who are not "interested persons" of the Fund as defined in the 1940 Act, are referred to as "Independent Directors," and the Director who is an "interested person" of the Fund is referred to as an "Interested Director."  Certain information concerning each Director and the Fund's governance structure is set forth below.

Experience, Skills, Attributes and Qualifications of the Fund's Directors.  The Governance and Nominating Committee of the Board, which is composed of Independent Directors, reviews the experience, qualifications, attributes and skills of potential candidates for nomination or election by the Board, and conducts a similar review in connection with the proposed nomination of current Directors for re-election by stockholders at any annual or special meeting of stockholders.  In evaluating a candidate for nomination or election as a Director, the Governance and Nominating Committee takes into account the contribution that the candidate would be expected to make to the diverse mix of experience, qualifications, attributes and skills that the Governance and Nominating Committee believes contributes to good governance for the Fund.  Additional information concerning the Governance and Nominating Committee's consideration of nominees appears in the description of the Committee below.

The Board believes that, collectively, the Directors have balanced and diverse experience, qualifications, attributes and skills, which allow the Board to operate effectively in governing the Fund and protecting the interests of stockholders.  The Board has concluded that, based on each Director's experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Directors, each Director is qualified and should continue to serve as such.

In determining that a particular Director was and continues to be qualified to serve as a Director, the Board has considered a variety of criteria, none of which, in isolation, was controlling.  In addition, the Board has taken into account the actual service and commitment of each Director during his or her tenure (including the Director's commitment and participation in Board and committee meetings, as well as his or her current and prior leadership of standing and ad hoc committees) in concluding that each should continue to serve as a Director.  Additional information about the specific experience, skills, attributes and qualifications of each Director, which in each case led to the Board's conclusion that the Director should serve (or continue to serve) as a Director, is provided in the table above and in the next paragraph.

Among other attributes and qualifications, common to all Directors is their ability to review critically, evaluate, question and discuss information provided to them (including information requested by the Directors); to interact effectively with the Adviser, other service providers, counsel and the Fund's independent registered public accounting firm, and to exercise effective business judgment in the performance of their duties as Directors.  In addition to his or her service as a Director of the Fund and other AllianceBernstein Funds as noted in the table above: Mr. Dobkin has experience as an executive of a number of organizations and served as Chairman of the Audit Committee of many of the AllianceBernstein Funds from 2001 to 2008; Mr. Downey has experience in the investment advisory business including as Chairman and Chief Executive Officer of a large fund complex and as director of a number of non-AllianceBernstein funds and as Chairman of a non-AllianceBernstein closed-end fund; Mr. Foulk has experience in the investment advisory and securities businesses, including as Deputy Comptroller and Chief Investment Officer of the State of New York (where his responsibilities included bond issuances, cash management and oversight of the New York Common Retirement Fund), has served as Chairman of the Independent Directors Committee since 2003, served as Chairman of the AllianceBernstein Funds from 2003 through December 2013, and is active in a number of mutual fund related organizations and committees; Mr. Guzy has experience as a corporate director, including as Chairman of a public company and as Chairman of the Finance Committee of a large public technology company; Ms. Jacklin has experience as a financial services regulator, including as U.S. Executive Director of the International Monetary Fund, which is responsible for ensuring the stability of the international monetary system, and as a financial services lawyer in private practice; Mr. Keith has experience as an executive of the Adviser, with responsibility for, among other things, the AllianceBernstein Funds; Mr. Moody has experience as a certified public accountant, including experience as Vice Chairman and U.S. and Global Investment Management Practice Partner for a major accounting firm, is a member of both the governing council of an organization of independent directors of mutual funds, and the Trustee Advisory Board of BoardIQ, a biweekly publication focused on issues and news affecting directors of mutual funds, has served as a Director of Greenbacker Renewable Energy Company LLC and has served as a director or trustee and Chairman of the Audit Committee of the AllianceBernstein Funds since 2008; Mr. Turner has experience as a director (including as Chairman and Chief Executive Officer of a number of companies) and as a venture capital investor, including serving as general partner of three institutional venture capital partnerships, and has served as Chairman of the Board since January 2014; and Mr. Weiner has experience as a securities lawyer whose practice includes representing registered investment companies and as Chairman, director or trustee of a number of boards, and has served as Chairman of the Governance and Nominating Committee of the AllianceBernstein Funds since 2007.  The disclosure herein of a Director's experience, qualifications, attributes and skills does not impose on such Director any duties, obligations, or liability that are greater than the duties, obligations and liability imposed on such Director as a member of the Board and any committee thereof in the absence of such experience, qualifications, attributes and skills.

Board Structure and Oversight Function.  The Board is responsible for oversight of the Fund.  The Fund has engaged the Adviser to manage the Fund on a day-to-day basis.  The Board is responsible for overseeing the Adviser and the Fund's other service providers in the operations of the Fund in accordance with its investment objective and policies, and otherwise in accordance with the Fund's prospectus, the requirements of the 1940 Act and other applicable Federal laws, applicable state laws and the Fund's Charter and Bylaws.  The Board meets in-person at regularly scheduled meetings eight times throughout the year.  In addition, the Directors may meet in-person or by telephone at special meetings or on an informal basis at other times.  The Independent Directors also regularly meet without the presence of any representatives of management.  As described below, the Board has established four standing committees — the Audit Committee, the Governance and Nominating Committee, the Independent Directors Committee and the Fair Value Pricing Committee — and may establish ad hoc committees or working groups from time to time to assist the Board in fulfilling its oversight responsibilities.  Each committee is composed exclusively of Independent Directors.  The responsibilities of each committee, including its oversight responsibilities, are described further below.  The Independent Directors have also engaged independent legal counsel, and may from time to time engage consultants and other advisors, to assist them in performing their oversight responsibilities.

An Independent Director serves as Chairman of the Board.  The Chairman's duties include setting the agenda for each Board meeting in consultation with management, presiding at each Board meeting, meeting with management between Board meetings and facilitating communication and coordination between the Independent Directors and management.  The Directors have determined that the Board's leadership by an Independent Director and its committees composed exclusively of Independent Directors is appropriate because they believe this structure sets the proper tone for the relationships between the Fund, on the one hand, and the Adviser and other service providers, on the other, and facilitates the exercise of the Board's independent judgment in evaluating and managing such relationships.  In addition, the Fund is required to have an Independent Director as Chairman pursuant to certain 2003 regulatory settlements involving the Adviser.

Risk Oversight.  The Fund is subject to a number of risks, including investment, compliance and operational risks.  Day-to-day risk management of the Fund resides with the Adviser or other service providers (depending on the nature of the risk), subject to supervision by the Adviser.  The Board has charged the Adviser and its affiliates with (i) identifying events or circumstances, the occurrence of which could have demonstrable and material adverse effects on the Fund; (ii) to the extent appropriate, reasonable or practicable, implementing processes and controls reasonably designed to lessen the possibility that such events or circumstances will occur or to mitigate the effects of such events or circumstances if they do occur; and (iii) creating and maintaining a system designed to evaluate continuously, and to revise as appropriate, the processes and controls described in (i) and (ii) above.

Risk oversight forms part of the Board's general oversight of the Fund's investment program and operations, and is addressed as part of various regular Board and committee activities.  The Fund's investment management and business affairs are carried out by or through the Adviser and other service providers.  Each of these persons has an independent interest in ensuring effective risk management, but the policies and the methods by which one or more risk management functions are carried out may differ from the Fund's and each other's in the setting of priorities, resource availability and/or the effectiveness of relevant controls.  Oversight of risk management is provided by the Board and the Audit Committee.  The Directors regularly receive reports from, among others, management (including the Global Heads of Investment Risk and Trading Risk of the Adviser), the Fund's Senior Officer (who is also the Fund's independent compliance officer), the Fund's Chief Compliance Officer, the Fund's independent registered public accounting firm and counsel, and internal auditors for the Adviser, as appropriate, regarding risks faced by the Fund and the Adviser's risk management programs.

Not all risks that may affect the Fund can be identified, nor can controls be developed to eliminate or mitigate their occurrence or effects.  It may not be practical or cost-effective to eliminate or mitigate certain risks.  Processes and controls employed to address certain risks may be limited in their effectiveness, and some risks are simply beyond the reasonable control of the Fund or the Adviser, its affiliates or other service providers.  Moreover, it is necessary for the Fund to bear certain risks (such as investment-related risks) to achieve the Fund's goals.  As a result of the foregoing and other factors, the Fund's ability to manage risk is subject to substantial limitations.

During the Fund's fiscal year ended 2013, the Board met eight times. The Fund does not have a policy that requires a Director to attend annual meetings of stockholders.

Board Committees.  The Board has four standing committees: the Audit Committee, the Governance and Nominating Committee, the Independent Directors Committee, and the Fair Value Pricing Committee. The members of the Committees are identified above in the table listing the Directors.

The function of the Audit Committee is to assist the Board in its oversight of the Fund's financial reporting process. The members of the Audit Committee are "independent" as required by applicable listing standards of the New York Stock Exchange ("NYSE"). During the Fund's fiscal year ended 2013, the Audit Committee met three times.

The Board has adopted a charter for its Governance and Nominating Committee, a current copy of which is available at www.alliancebernstein.com (under "AllianceBernstein Mutual Fund Investors," click on "U.S." then "Closed-End Funds" then the name of the Fund, then "Prospectuses & Shareholder Resources" then "Governance and Nominating Committee Charter"). Pursuant to the charter of the Governance and Nominating Committee, the Committee assists the Board in carrying out its responsibilities with respect to Fund governance and identifies, evaluates and selects and nominates candidates for the Board. The Committee may also set standards or qualifications for Directors and reviews at least annually the performance of each Director, taking into account factors such as attendance at meetings, adherence to Board policies, preparation for and participation at meetings, commitment and contribution to the overall work of the Board and its committees, and whether there are health or other reasons that might affect the Director's ability to perform his or her duties. The Committee may consider candidates as Directors submitted by the Fund's current Board members, officers, the Adviser, stockholders (subject to the following paragraph), and other appropriate sources.

The Governance and Nominating Committee will consider candidates submitted by a stockholder or group of stockholders who have beneficially owned at least 5% of the Fund's outstanding common stock for at least two years prior to the time of submission and who timely provide specified information about the candidates, and the nominating stockholder or group. To be timely for consideration by the Committee, the submission, including all required information, must be submitted in writing to the attention of the Secretary at the principal executive office of the Fund not less than 120 days before the date of the proxy statement for the previous year's annual meeting of stockholders. The Committee will consider only one candidate submitted by such a stockholder or group of stockholders for nomination for election at an annual meeting of stockholders. The Committee will not consider self-nominated candidates.

The Governance and Nominating Committee will consider and evaluate candidates submitted by stockholders on the basis of the same criteria as those used to consider and evaluate candidates submitted from other sources. These criteria include the candidate's relevant knowledge, experience and expertise, the candidate's ability to carry out his or her duties in the best interests of the Fund, and the candidate's ability to qualify as an Independent Director. When assessing a candidate for nomination, the Committee considers whether the individual's background, skills, and experience will complement the background, skills and experience of other nominees and will contribute to the diversity of the Board. During the Fund's fiscal year ended 2013, the Governance and Nominating Committee met three times.

The function of the Independent Directors Committee is to consider and take action on matters that the Committee or the Board believes should be addressed in executive session of the Independent Directors, such as review and approval of the Advisory and Shareholder Inquiry Agency Agreements. During the Fund's fiscal year ended 2013, the Independent Directors Committee met seven times.  The Independent Directors meet in executive session without representation of management present at every Board meeting. In the fiscal year ended 2013, the approval of the Advisory and Shareholder Inquiry Agency Agreements was considered at the November 5-7, 2013 executive sessions.

The function of the Fair Value Pricing Committee is to consider, in advance if possible, any fair valuation decision of the Adviser's Valuation Committee relating to a security held by the Fund made under unique or highly unusual circumstances not previously addressed by the Adviser's Valuation Committee that would result in a change in the Fund's net asset value ("NAV") by more than $0.01 per share. The Fair Value Pricing Committee did not meet during the Fund's fiscal year ended 2013.

The Board has adopted a process for stockholders to send communications to the Board. To communicate with the Board or an individual Director of the Fund, a stockholder must send a written communication to the Fund's principal office at the address listed in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, addressed to the Board or the individual Director. All stockholder communications received in accordance with this process will be forwarded to the Board or the individual Director to whom or to which the communication is addressed.

Board Compensation. The Fund does not pay any fees to, or reimburses expenses of, any Director during a time when the Director is considered an "interested person" of the Fund. Information concerning the aggregate compensation paid by the Fund to the Directors during the Fund's fiscal year ended 2013; the aggregate compensation paid to the Directors during calendar year 2013 by all of the investment companies overseen by the Director within the AllianceBernstein Fund Complex; the total number of investment companies in the AllianceBernstein Fund Complex for which each Director serves as a director or trustee; and the number of investment portfolios for which each Director serves as a director or trustee, is set forth below. Neither the Fund nor any other investment company in the AllianceBernstein Fund Complex provides compensation in the form of pension or retirement benefits to any of its directors or trustees.

Name of Director	Compensation from the Fund during its Fiscal Year ended 2013	Compensation from the AllianceBernstein Fund Complex, including the Fund, during 2013	Number of Investment Companies in the AllianceBernstein Fund Complex, including the Fund, as to which the Director is a Director or Trustee	Number of Investment Portfolios within the AllianceBernstein Fund Complex, including the Fund, as to which the Director is a Director or Trustee
Independent Directors
John H. Dobkin	$6,550	$262,000	31	100
Michael J. Downey	$6,550	$262,000	31	100
William H. Foulk, Jr.*	$12,175	$487,000	31	100
D. James Guzy	$6,550	$262,000	31	100
Nancy P. Jacklin	$6,550	$262,000	31	100
Garry L. Moody	$7,425	$297,000	31	100
Marshall C. Turner, Jr.	$6,550	$262,000	31	100
Earl D. Weiner	$7,000	$280,000	31	100
___________

*    Mr. Foulk served as Chairman of the Board until December 31, 2013.

The election of each nominee as a Director in Proposal One requires the affirmative vote of a majority of the votes entitled to be cast.

The Board, including a majority of the Independent Directors, unanimously recommends that the stockholders vote FOR each of the nominees for Director in Proposal One.

 PROPOSAL TWO – INVESTMENT POLICY CHANGE

The Fund has a fundamental investment policy that requires the Fund to invest, under normal circumstances, at least 65% of its total assets in U.S. government securities and repurchase agreements relating to U.S. government securities (the "Fundamental Policy").  The Fund was required to adopt the Fundamental Policy at the time of the Fund's initial offering in 1987 when its name was ACM Government Income Fund, under the then-current "names policy" of the Staff of the Securities and Exchange Commission ("SEC"), which required that a fund have a policy to invest at least 65% of its assets in securities suggested by its name.  The 1940 Act provides that a fundamental investment policy may not be changed without stockholder approval.

At a meeting held on February 4-5, 2014, the Adviser recommended, and the Board approved, the elimination of the Fundamental Policy.  The Board also approved the submission of the elimination of the Fundamental Policy to stockholders for their approval.  The Adviser presented to the Board information comparing the Fund's portfolio composition and discount to those of certain other closed-end funds, noting its belief that the Fund's shares were trading under recent market conditions at a higher discount than certain other closed-end funds due primarily to its greater allocation to U.S. government securities and longer duration than such funds.  The Adviser noted that the Fund's investment policies and exposure to U.S. government securities have generally served shareholders well since the Fund's inception. However, the Adviser stated its belief that recent developments in the market, especially elevated concern over rising long-term U.S. interest rates after a prolonged period of extremely low rates, have led to the need to revisit the Fund's investment policies and strategies, particularly the level of the Fund's investments in U.S. government securities, to allow the Adviser to continue to deliver a solid income-oriented investment strategy, while seeking to address the discount to NAV on a longer-term basis.  The Adviser advised the Board that a more flexible investment mandate would help to improve the income generating potential of the Fund, and that an improved distribution rate may favorably affect the Fund's discount.  The Adviser also advised the Board that a more global, multi-sector portfolio would permit the Fund to better diversify economic and interest rate risk and balance duration and credit risk, while seeking to maintain a high level of current income consistent with its investment objective.

The Board approved the Adviser's recommendation to eliminate the Fundamental Policy and the changes to other policies discussed below, which may benefit the Fund by providing it with greater flexibility to invest in a broader selection of fixed-income securities, including fixed-income securities of non-U.S. issuers. The Adviser's recommendation to the Board was based, in part, on the Adviser's research indicating that the market prices of closed-end funds with significant allocations to U.S. government securities generally reflect greater discounts than the prices of closed-end funds with smaller allocations to U.S. government securities and its belief that the discounts reflect general market apprehension concerning rising interest rates and the tapering of quantitative easing by the Federal Reserve.  The Adviser explained that rising interest rates and the tapering of quantitative easing by the Federal Reserve are perceived in the market as having greater potential negative impact on investments in longer term U.S. government securities than on investments in other types of debt securities.

In connection with its recommendation to eliminate the Fund's fundamental investment policy with respect to investing in U.S. government securities, the Adviser also recommended to the Board that it approve modifying or eliminating certain of the Fund's non-fundamental investment policies, contingent upon stockholder approval of the elimination of the Fundamental Policy.  The Adviser recommended (i) eliminating the Fund's non-fundamental investment policy restricting the Fund from investing more than 35% of its total assets in securities other than U.S. government securities and (ii) eliminating the Fund's non-fundamental policy limiting the Fund's investments in foreign government securities to 35% of the Fund's total assets and limiting the Fund's investment in foreign government securities of any one country to 25% of its total assets. The Adviser also recommended modifying the Fund's non-fundamental investment policy limiting the Fund's investments in repurchase agreements to only those pertaining to U.S. government securities.  The Adviser noted that it was not recommending a change to the Fund's non-fundamental investment policy limiting the Fund's investments in below investment grade rated securities to not more than 35% of the Fund's net assets.

The Adviser explained that, assuming approval and implementation of the fundamental and non-fundamental policy changes, the Fund would have the latitude to invest without limit in U.S. government securities, foreign government securities and quasi-government securities, in corporate debt securities of domestic and foreign issuers in developed or emerging market countries, and in U.S. Dollar denominated and non-U.S. Dollar denominated fixed-income securities.  The Adviser stated that it believed that the increased investment flexibility permitted by these investment policy changes would permit the Fund to invest in securities that may be better able to weather increases in interest rates and the tapering of quantitative easing by the Federal Reserve and to invest to a greater extent in higher yielding securities in which it already invests.  The Adviser also stated its belief that these changes may over time have a positive effect on the Fund's discount.  The Adviser also reviewed with the Board the risks associated with the significant reduction in the Fund's allocation to U.S. government securities that would be permitted if the fundamental and non-fundamental investment policy changes are approved, and noted the significant developments in the markets for non-U.S. government debt securities since the Fund's inception and the portfolio management techniques, including diversification, and risk management tools that the Adviser uses to mitigate, but not eliminate, such risks.  The Adviser also reviewed with the Board the risks associated with the Fund's current portfolio in a rising interest rate environment.

After considering information presented to it by the Adviser concerning the Adviser's views of the benefits to the Fund of the expanded investment opportunities from elimination of the Fundamental Policy and the related investment policy changes proposed by the Adviser, the risks associated with the proposed changes, including increased credit and liquidity risk, as well as the Adviser's expectation that the changes may have favorable effects on the market price of the Fund's shares compared to NAV, and discussing other alternatives to addressing the Fund's current market price discount, the Board, including all of the Independent Directors, considered and approved the Adviser's recommendations with respect to the Fund's investment policies and determined to seek stockholder approval of the elimination of the Fundamental Policy.  The Board's approval of the changes to the Fund's non-fundamental investment policies is contingent upon stockholder approval of the elimination of the Fundamental Policy.

Approval of Proposal Two requires the affirmative vote of the holders of a majority of the Fund's outstanding voting securities, which under the 1940 Act means (a) 67% or more of the shares of the Fund represented at a meeting at which more than 50% of the outstanding shares are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, whichever is less.

The Board, including the Independent Directors, unanimously recommends that the stockholders of the Fund vote FOR Proposal Two.

PROPOSAL THREE – OPEN-ENDING

The Fund's shares are listed on the NYSE and have traded at premiums or discounts to NAV since the Fund's inception in 1987.  The Fund's Charter provides that the Fund is required to submit to its stockholders a proposal to open-end the Fund if (i) the Fund's shares trade on the NYSE at an average discount of more than 10%, determined on the basis of the discount as of the end of the last trading day in each week, during the last 12 calendar weeks of any calendar year, and (ii) during such year the Fund receives written requests from the holders of at least 10% of the Fund's outstanding shares that such open-ending proposal be submitted to the Fund's stockholders.  On February 6, 2014, the Fund announced that such an open-ending proposal would be submitted to stockholders at the Meeting.

The Adviser noted to the Board that a number of amendments to the Fund's existing Charter would be required in the event the Fund were to become an open-end fund.  Accordingly, the Amended and Restated Charter, attached as Appendix A, is being presented to stockholders as part of the open-ending proposal.  If Proposal Three is approved, the Amended and Restated Charter would, among other things, provide authority to establish and administer classes of shares of common stock, permit the Board to set procedures for redemption and provide for other administrative and ministerial matters.  The Amended and Restated Charter would not include certain provisions included in the existing charter relating to closed-end funds, such as an open-ending provision, because they are not applicable to an open-end fund.

If Proposal Three is approved by stockholders, the Fund would convert to an open-end fund by filing the Amended and Restated Charter with the State of Maryland, changing its sub-classification under the 1940 Act from a closed-end investment company to an open-end investment company, and filing with the SEC a registration statement for the Fund which, when declared effective by the SEC, would be continuously effective and amended as required by the laws and rules applicable to open-end investment companies. The conversion would also require a number of additional actions by the Board.  For example, the Fund's fundamental investment policy with respect to borrowing currently permits the issuance of debt securities, which the 1940 Act does not permit for open-end funds.  The Fund would adopt an operating policy to make the Fund's borrowing policy consistent with the 1940 Act.  The Adviser informed the Board that, if Proposal Three is approved, it could take several months to complete the process of converting the Fund to an open-end fund.

Board Consideration of the Open-Ending Proposal

The Board considered information presented to it by the Adviser relating to the open-ending proposal, including information concerning: the historical relationship between the market price of the Fund's shares and its NAV; the potential causes of the Fund's discount to NAV and alternatives to open-ending the Fund (including the fundamental and non-fundamental investment policy changes discussed in Proposal Two); the discount performance of certain other closed-end funds, and the Adviser's views regarding the potential reasons for the Fund's relatively larger discount in recent times; the anticipated effects on the Fund of a conversion to an open-end fund; and the Adviser's recommendation that the Board recommend that stockholders vote against open-ending.  After considering that information and other information presented to the Board by the Adviser, the Board determined to recommend that stockholders of the Fund vote against Proposal Three.  In making this determination, the Board considered all the factors it believed relevant, including the Adviser's conflict of interest in recommending against the open-ending proposal.  During the Board's deliberations, the Independent Directors were assisted by their independent legal counsel.

In considering the open-ending proposal, the Board reviewed information concerning the historical relationship between the market price of the Fund's shares and its NAV, noting that the shares generally traded at premiums or slight discounts from 2002 through 2005 and at single digit discounts from 2006 through December 2010.  The Board also noted that the shares have generally traded at a sustained discount of between approximately 10% to 15% since January 2011, although during the month of January 2014 they traded at an average discount of 9.96%.  The Board reviewed information concerning the potential causes of the more recent trading discounts, which, as discussed in Proposal Two above, include the Fund's relatively greater allocation to U.S. government securities compared to many other closed-end funds and concerns relating to the perceived effects of rising longer-term interest rates on those types of securities.

In evaluating the proposal, the Board also considered information regarding various other discount reduction mechanisms considered by the Adviser to address the discount, including, among other things, (i) implementing tender offer or share repurchase programs; (ii) converting the Fund to an interval fund structure; and (iii) establishing a managed distribution plan.  The Adviser discussed with the Board its analysis of the advantages and disadvantages of each technique, and informed the Board that it believed that making the investment policy changes described in Proposal Two would be in the best interests of the Fund because a more flexible investment mandate may improve the income generating potential of the Fund and this may result in long-term discount reduction.  The Board also reviewed information about various theories as to factors affecting closed-end fund trading prices.  The Board noted that it regularly monitors trading in the Fund's shares, and considers whether it would be in the best interest of the Fund for it to undertake open market purchases of shares or tender offers.

The Board considered information presented by the Adviser concerning the anticipated effects on the Fund of converting to an open-end fund.  The Board noted that, if the Fund were to become open-ended, stockholders could redeem their shares at the NAV resulting in a potential benefit to the stockholders.  The Board noted that the redemptions expected to occur immediately after a conversion, even if a temporary redemption fee is imposed, could lead to a significant decrease in the net assets of the Fund, which in turn could lead to a significant increase in the Fund's expense ratio.  The Board considered information concerning the effects of the potential conversion on the Fund's portfolio management, noting that the Fund may be required to sell portfolio securities to meet redemptions and to maintain relatively larger cash positions to meet potential shareholder redemptions.  The Board considered information concerning the Fund's current and historical use of leverage, which has been highly accretive to the Fund's income per share, and how that may be adversely affected if the Fund were to become open-ended since, among other things, the Fund would no longer have a stable asset base.  In addition, the Board noted that open-end funds have more limited options for leverage than closed-end funds.

The Board also considered the following information comparing the closed-end fund and open-end fund structures and the advantages and disadvantages of open-ending the Fund.

Comparison of Closed-End Funds and Open-End Funds

The capital structure of a closed-end fund is similar to that of a conventional operating company.  At any given time a closed-end fund will have outstanding a fixed number of shares. The market price of the fund's shares will rise above or fall below its NAV depending upon market forces.  Investors wishing to acquire or dispose of shares of a closed-end fund can do so in a secondary market, such as the NYSE. Except in certain situations, such as rights offerings, investors generally cannot purchase newly-issued shares from a closed-end fund, nor can they redeem their shares at NAV from the fund. In contrast, stockholders of an open-end fund can purchase or redeem their shares from the fund at the shares' current NAV (subject to any applicable sales charges or redemption fees), thereby eliminating the need for a secondary trading market.  An open-end fund's total outstanding shares will rise or fall as the fund experiences net purchases or, conversely, net redemptions.

Advantages of Open-Ending the Fund

Elimination of Discount. Stockholders of an open-end fund have the right to redeem their shares at any time (except in certain circumstances, as permitted under the 1940 Act) at their current NAV.  The ability to obtain the current NAV (less applicable sales charges or redemption fees, if any) would constitute a potential immediate benefit to stockholders of the Fund to the extent that shares are trading at a discount to NAV.  This benefit could be offset somewhat in that such redemptions would result in an outflow of assets, and a substantial outflow could cause the Fund to liquidate a significant portion of its portfolio holdings in a relatively short time, potentially at temporarily depressed prices, in order to meet redemption requests.

In addition, investors in closed-end funds generally pay brokerage commissions to their brokers when they buy or sell shares of a closed-end fund trading in the secondary market.  Investors in open-end funds may or may not incur sales charges when they purchase or redeem shares of the fund, depending on the amount and class of shares purchased and other factors.

Stockholder Services.  Open-end funds typically provide more services to their stockholders than closed-end funds.  For example, open-end funds that are part of large investment company complexes offer exchange privileges that permit stockholders of one open-end fund to exchange their shares for shares of other open-end funds within the complex. Such exchange privileges are not available for closed-end fund shares.

Raising Capital.  A closed-end fund trading at a discount is limited in its ability to raise capital through share sales because the 1940 Act restricts the ability of a fund to sell its shares at a price below NAV.  Open-end funds are priced at NAV, normally continuously offer their shares, and may sell additional shares at any time.  Significant inflows of new capital can potentially result in a lower expense ratio for an open-end fund as fixed expenses are spread over a larger asset base and the fund benefits from any relevant breakpoints in its advisory contract.

Elimination of Annual Stockholder Meetings.  Closed-end funds listed on the NYSE are subject to NYSE rules requiring annual meetings of stockholders.  Open-end funds are not required to hold annual stockholder meetings, except under certain circumstances required under the 1940 Act.  The elimination of annual stockholder meetings could result in costs savings to the Fund, although, as discussed below, these savings would likely be more than offset by increased expenses resulting from open-ending the Fund.

Disadvantages of Open-Ending the Fund

Increase in Expense Ratio. The Adviser has informed the Board that converting the Fund to an open-end investment company would likely cause a substantial increase in the Fund's expense ratio. This is because, among other factors, any significant redemption of Fund shares (which the Adviser anticipates as arbitrageurs typically buy up closed-end fund shares in advance of an open-ending in order to promptly redeem them upon the fund's conversion to open-end status) could cause the Fund's expense ratio to increase.  A reduction in the size of the Fund would result in the Fund's fixed expenses being spread over a smaller asset base, thereby proportionally increasing the effect of such expenses on a per-share basis.  These expenses would include legal, administrative and accounting, audit and custody expenses.  In addition, the Fund would incur new ongoing operating expenses associated with an open-end fund, such as the cost of annual registration statement updates, significantly higher transfer agent fees due to higher costs of servicing open-end fund stockholders and SEC and state blue sky registration fees.  These expenses and costs would be significantly greater than the potential cost savings associated with eliminating the need for annual stockholder meetings.   The Adviser noted that open-endings of closed-end funds are normally followed by high levels of redemptions, and that open-ending may result in a substantial (perhaps 65%, based on past open-endings) reduction in the Fund's size.

In addition, the Adviser informed the Board that for the Fund to have any chance of realizing, over the longer term, significant sales of shares, the Fund would need to adopt and implement the same pricing structures as are utilized by the open-end investment companies in the AllianceBernstein Fund Complex (the "AllianceBernstein Mutual Funds").  The AllianceBernstein Mutual Funds employ a "multi-class" pricing structure, which provides stockholders with a choice of paying specified sales charges at the time of investment, over the life of the investment and/or upon redemption.  It is anticipated that the Fund's stockholders would receive Class A shares upon conversion of the Fund to an open-end fund without imposition of a sales charge.  However, Class A shares are currently generally subject to an annual distribution fee ("Rule 12b-1 fee") of .30% (i.e., 30 basis points).  The Adviser reported that in the event of a 20% decrease in assets caused by outflows resulting from redemptions, it is estimated that the Fund's per-share expense ratio for Class A shares, including the Rule 12b-1 fee of 30 basis points and other recurring costs (but excluding interest expense), would increase from its current level of 57 basis points to approximately 98 basis points. Higher levels of redemptions, which the Adviser believes are likely, would result in much greater increases in the Fund's expense ratio.  For example, a 65% decrease in assets would result in the Fund's estimated per-share expense ratio for Class A shares (excluding interest expense) increasing to 102 basis points.

Impact on Portfolio Management.  The Adviser has informed the Board that, because open-end funds are required to meet redemption requests on a daily basis, the portfolio liquidations and reconfigurations necessary to accommodate such redemptions, and to otherwise operate the Fund as an open-end fund, could have a significantly adverse effect on the Fund, by impeding the Fund's ability to adhere to its investment strategies and generate income.  The Adviser informed the Board of its expectation that the Fund would be required to maintain a relatively larger cash position than it does today to meet potential redemptions. While the Fund's U.S. government positions are extremely liquid, liquidating certain of the Fund's non-government positions in a short period of time could pose challenges. Liquidating portfolio positions, particularly less liquid securities, at inopportune times could have significant dilutive market impact, depressing the prices received by the Fund and the value of its remaining positions to the detriment of the Fund's stockholders. It is also expected that redemptions would result in increased transaction costs.

In addition, the Adviser informed the Board that the potential benefits to the Fund from its use of leverage might be impacted by an open-ending because reducing leverage to levels that are more typical of open-end funds managed by the Adviser could adversely affect the Fund's current yield. The Adviser also noted that if the Fund were to open-end it would lose the ability to issue preferred stock or debt securities, and that the ability to utilize such forms of leverage may be advantageous to the Fund from time to time.

Tax Consequences to Stockholders. As discussed above, following a conversion to an open-end fund, the Fund may be required to sell portfolio securities and incur increased transaction costs in order to satisfy redemption requests. Any sale of portfolio securities effected for purposes of meeting a redemption obligation would be a taxable transaction and may result in unfavorable capital gains treatment for non-redeeming stockholders. If the Fund's basis in the portfolio securities sold is less than the sale price obtained, net capital gain may be realized. U.S. tax law imposes both an income tax and an excise tax on net capital gain realized by closed-end and open-end funds unless net capital gains, which are subject to tax, are distributed to all stockholders. Any capital gains would be distributed to stockholders and would be taxable to the stockholders receiving them.

Costs of Conversion. The process of converting the Fund to an open-end investment company would involve additional printing, legal, other professional costs and other expenses of establishing a new structure. These costs and expenses include the costs of preparing a registration statement, including a prospectus for the Fund, as required by federal securities laws, and the fees associated with notice filings under state securities laws. The Fund estimates that these costs, which would be incurred by the Fund, would be at least $250,000.

Imposition of Redemption Fees. As noted above, converting the Fund to an open-end investment company would require the Fund to redeem its shares from stockholders requesting redemptions at the then-current NAV of the shares. Absent unusual circumstances permitted by law, the Fund would be required to pay to a redeeming stockholder any redemption, generally in cash, within seven days after the Fund's receipt of the redemption request.  Typically, temporary redemption fees are imposed in situations where large redemptions are anticipated in connection with a closed-end fund's conversion to an open-end fund.

If the open-end proposal were approved, the Board may determine to impose a fee of up to 2% of the NAV of the shares redeemed or exchanged for a temporary period following  the conversion. The purpose of a redemption fee would be to, among other things, (i) offset some of the direct and indirect costs associated with conversion to, and operation as, an open-end investment company, including the costs of liquidating portfolio positions; (ii) alleviate disruptive effects of redemptions on the management of the Fund's portfolio; (iii) serve as an anti-dilution measure to remaining stockholders; and (iv) seek to stagger the timing of redemption requests. Even if a redemption fee were imposed, the redemptions that are expected to occur if the Fund was converted to an open-end fund could lead, as discussed above, to a significant decrease in the Fund's assets, resulting in a significant increase in the Fund's expense ratio.  The Board has not yet determined whether to impose a redemption fee, or the rate at which and the period for which a redemption fee might be imposed.

Approval of Proposal Three requires the affirmative vote of two-thirds of the Fund's outstanding shares.

The Board, including the Independent Directors, unanimously recommends that stockholders of the Fund vote AGAINST Proposal Three.

PROXY VOTING AND STOCKHOLDER MEETING

All properly executed and timely received proxies will be voted at the Meeting in accordance with the instructions marked thereon or as otherwise provided therein. Accordingly, unless instructions to the contrary are marked on the proxies, for Proposal One, the votes will be cast FOR the election of the nominees as Directors for the Fund; for Proposal Two, the votes will be cast FOR the elimination of the Fund's fundamental investment policy concerning investments in U.S. government securities; and for Proposal Three, the votes will be cast AGAINST the proposal to convert the Fund into an open-end investment company. If no specification is made on a properly executed proxy, it will be voted for the matters specified on the Proxy Card in the manner recommended by the Board. Any stockholder may revoke that stockholder's proxy at any time prior to exercise thereof by (i) giving written notice to the Secretary of the Fund at 1345 Avenue of the Americas, New York, New York 10105, (ii) signing and delivering to the Secretary another proxy of a later date, or (iii) voting in person at the Meeting.

The election of the nominees as Directors in Proposal One requires an affirmative vote of the holders of a majority of the votes entitled to be cast. The approval of Proposal Two requires the affirmative vote of the holders of a majority of the Fund's outstanding voting securities as defined in the 1940 Act, which means (a) 67% or more of the shares of the Fund represented at a meeting at which more than 50% of the outstanding shares are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, whichever is less. The approval of Proposal Three requires the affirmative vote of two-thirds of the Fund's outstanding shares. Properly executed proxies may be returned with instructions to abstain from voting or to withhold authority to vote (an "abstention") or may represent a broker "non-vote" (which is a proxy from a broker or nominee indicating that the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote).  An abstention or broker non-vote will be considered present for purposes of determining the existence of a quorum for the Meeting, but will have the effect of a vote against each of the Proposals. If any proposal, other than Proposal One, Proposal Two and Proposal Three, properly comes before the Meeting, shares represented by proxies will be voted on all such proposals in the discretion of the person or persons holding the proxies.  The Fund has not received notice of, and is not otherwise aware of, any other matter to be presented at the Meeting.

A quorum for the Meeting will consist of the presence in person or by proxy of the holders of a majority of the total outstanding shares of common stock of the Fund. In the event that (i) a quorum is not present at the Meeting; or (ii) a quorum is present but sufficient votes in favor of the position recommended by the Board for a Proposal (as each is described in the Proxy Statement) have not been timely received, the Chairman of the Meeting may authorize, or the persons named as proxies may propose and vote for, one or more adjournments of the Meeting up to 120 days after the Record Date, with no other notice than an announcement at the Meeting, in order to permit further solicitation of proxies. Shares represented by proxies indicating a vote contrary to the position recommended by the Board for a Proposal will be voted against adjournment of the Meeting.

The Fund has engaged AST Fund Solutions LLC ("AST") to assist in soliciting proxies for the Meeting. AST will receive a total fee of approximately $5,000 for its services.

Other Information

Officers of the Fund

Certain information concerning the Fund's officers is set forth below. Each officer is elected annually by the Board and serves a one-year term until his or her successor is duly elected and qualifies.

Name, Address* and Age	Position(s) (Month and Year First Elected)	Principal Occupation During Past 5 Years (or Longer)

Robert M. Keith 53	President and Chief Executive Officer (09/08)	See biography above.

Philip L. Kirstein 68	Senior Vice President and Independent Compliance Officer (10/04)
Senior Vice President and Independent Compliance Officer of the AllianceBernstein Mutual Funds, with which he has been associated since October 2004. Prior thereto, he was Of Counsel to Kirkpatrick & Lockhart, LLP from October 2003-October 2004, and General Counsel of Merrill Lynch Investment Managers, L.P. since prior to March 2003.

Douglas J. Peebles 48	Vice President (8/02)	Senior Vice President of the Adviser**, with which he has been associated since prior to 2009.

Paul J. DeNoon 51	Vice President (3/93)	Senior Vice President of the Adviser**, with which he has been associated since prior to 2009.

Gershon M. Distenfeld 38	Vice President (3/06)	Senior Vice President of the Adviser**, with which he has been associated since prior to 2009.

Michael L. Mon 44	Vice President (4/00)	Vice President of the Adviser**, with which he has been associated since prior to 2009.

Matthew S. Sheridan 38	Vice President (11/08)	Vice President of the Adviser**, with which he has been associated since prior to 2009.

Joseph J. Mantineo 54	Treasurer and Chief Financial Officer (8/06)	Senior Vice President of AllianceBernstein Investor Services, Inc. ("ABIS")**, with which he has been associated since prior to 2009.

Phyllis J. Clarke 53	Controller (11/08)	Vice President of ABIS**, with which she has been associated since prior to 2009.

Vincent S. Noto 49	Chief Compliance Officer (1/14)	Vice President of ABIS**, with which he has been associated since prior to 2009.

Emilie D. Wrapp 58	Secretary (10/05)	Senior Vice President, Assistant General Counsel and Assistant Secretary of ABI**, with which she has been associated since prior to 2009.
________________
*	The address for the Fund's officers is 1345 Avenue of the Americas, New York, New York 10105.
**	An affiliate of the Fund.

Stock Ownership

There are 242,911,697 shares of common stock outstanding of the Fund.

As of February 3, 2014, the Directors and officers of the Fund, both individually and as a group, owned less than 1% of the Fund's shares. During the Fund's most recently completed fiscal year, the Fund's Directors as a group did not engage in the purchase or sale of more than 1% of any class of securities of the Adviser or of any of its parents or subsidiaries.

Audit Committee Report

The following Audit Committee Report was adopted by the Audit Committee.

The Audit Committee operates pursuant to a written charter, a copy of which may be found on the Adviser's website at www.alliancebernstein.com (under "AllianceBernstein Mutual Fund Investors," click on "U.S." then "Closed-End Funds" then the name of the Fund, then "Prospectuses & Shareholder Resources" then "Closed-End Funds Audit Committee Charter"). The purposes of the Audit Committee are to (1) assist the Board in its oversight of the accounting and financial reporting policies and practices of the Fund, including (i) the quality and integrity of the Fund's financial statements and the independent audit thereof; (ii) the Fund's compliance with legal and regulatory requirements, particularly those that relate to the Fund's accounting, financial reporting, internal controls over financial reporting, and independent audits; (iii) the retention, independence, qualifications and performance of the independent registered public accounting firm; (iv) meeting with representatives of the internal audit department of the Adviser regarding such department's activities relating to the Fund; and (v) the Fund's compliance with applicable laws by receiving reports from counsel who believe there is credible evidence of a material violation of law by the Fund or by someone owing a fiduciary or other duty to the Fund; and (2) prepare this report. As set forth in the Closed-End Funds Audit Committee Charter, management of the Fund is responsible for the preparation, presentation and integrity of the Fund's financial statements, the Fund's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Fund's financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm of the Fund. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, Auditors Communication with those Charged with Governance, and other professional standards, as currently in effect. The Audit Committee has also considered whether the provision of any non-audit services not pre-approved by the Audit Committee provided by the Fund's independent registered public accounting firm to the Adviser and to any entity controlling, controlled by or under common control with the Adviser that provides ongoing services to the Fund is compatible with maintaining the independent registered public accounting firm's independence. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed the independent registered public accounting firm's independence with such firm.

The members of the Fund's Audit Committee are not full-time employees of the Fund and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Fund's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Fund's independent registered public accounting firm is in fact "independent".

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Closed-End Funds Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements of the Fund be included in the Fund's annual report to stockholders for the most recent fiscal year.

Submitted by the Audit Committee of the Fund's Board of Directors:

John H. Dobkin	Nancy P. Jacklin
Michael J. Downey	Garry L. Moody
William H. Foulk, Jr.	Marshall C. Turner, Jr.
D. James Guzy	Earl D. Weiner

 Approval of Independent Registered Public Accounting Firm by the Board

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Fund's independent registered public accounting firm. In addition, the Board approved the selection of the Fund's independent registered public accounting firm as required by, and in accordance with, the 1940 Act. At a meeting held on November 7, 2013, the Board approved by the vote, cast in person, of a majority of the Directors, including a majority of the Directors who are not "interested persons" of the Fund, the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the accounts of the Fund for its fiscal year ending December 31, 2014.

Ernst & Young LLP has audited the accounts of the Fund since the date of the commencement of the Fund's operations, and has represented that it does not have any direct financial interest or any material indirect financial interest in the Fund. Representatives of Ernst & Young LLP are expected to attend the Meeting, to have the opportunity to make a statement and to respond to appropriate questions from the stockholders.

Independent Registered Public Accounting Firm's Fees

The following table sets forth the aggregate fees billed by the independent registered public accounting firm for the Fund's last two fiscal years for professional services rendered for: (i) the audit of the Fund's annual financial statements included in the Fund's annual report to stockholders; (ii) assurance and related services that are reasonably related to the performance of the audit of the Fund's financial statements and are not reported under (i), which include advice and education on accounting and auditing issues and quarterly press release reviews; (iii) tax compliance, tax advice and tax return preparation; and (iv) aggregate non-audit services provided to the Fund, the Adviser and entities that control, are controlled by or under common control with the Adviser that provide ongoing services to the Fund ("Service Affiliates"). No other services were provided by the independent registered public accounting firm to the Fund during this period.

		Audit Fees	Audit Related Fees	Tax Fees	All Other Fees for Services Provided to the Fund	All Fees for Non-Audit Services Provided to the Fund, the Adviser and Service Affiliates*
AllianceBernstein Income Fund, Inc.	2012	$57,500	$10,326	$27,750	$0	$735,121
	2013	$57,500	$8,000	$10,917	$0	$294,271
__________
*	The fees vary because they are presented based on the Fund's last two fiscal years and reflect fees for non-audit services for different periods.

Beginning with audit and non-audit service contracts entered into on or after May 6, 2003, the Fund's Audit Committee policies and procedures require the pre-approval of all audit and non-audit services provided to the Fund by the Fund's independent registered public accounting firm. The Fund's Audit Committee policies and procedures also require pre-approval of all audit and non-audit services provided to the Adviser and any Service Affiliates to the extent that these services are directly related to the operations or financial reporting of the Fund. Accordingly, all of the amounts in the table for Audit Fees, Audit-Related Fees and Tax Fees for 2013 are for services pre-approved by the Fund's Audit Committee. The amounts of the Fees for Non-Audit Services provided to the Fund, the Adviser and Service Affiliates in the table for the Fund that were subject to pre-approval by the Audit Committee for 2013 were $313,188 (comprising $8,000 of audit related fees and $10,917 of tax fees). The Audit Committee has considered whether the provision, to the Adviser and/or any Service Affiliate by the Fund's independent registered public accounting firm, of any non-audit services that were not pre-approved by the Audit Committee is compatible with maintaining the independent registered public accounting firm's independence.

INFORMATION AS TO THE INVESTMENT ADVISER AND THE ADMINISTRATOR OF THE FUND

The Fund's investment adviser is AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105. The Adviser also functions as the administrator for the Fund.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Fund is not aware of an untimely filing of a statement of initial beneficial ownership interest by any person subject to Section 16 under the Securities Exchange Act of 1934 during the Fund's fiscal year ended 2013.

OTHER MATTERS

Management of the Fund does not know of any matters properly to be presented at the Meeting other than those mentioned in this Proxy Statement. If any other matters properly come before the Meeting, the shares represented by proxies will be voted with respect thereto in the discretion of the person or persons voting the proxies.  As of January 29, 2014, the following stockholders beneficially owned more than 5% of the Fund's shares.

Beneficial Owners (address)	Class of Shares	Number of Shares	Percentage
Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Christian Leone (1114 Avenue of the Americas, 29th Floor, New York, NY 10036), and Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Offshore, Ltd., Luxor Spectrum Offshore Master Fund, LP and Luxor Spectrum Offshore, Ltd. (c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands)	Common Stock	12,303,095	5.1%

SUBMISSION OF PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Fund must be received by the Fund by October 23, 2014 for inclusion in the Fund's proxy statement and proxy card relating to that meeting. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. In addition, stockholder proposals are subject to certain requirements under the federal securities laws and the Maryland General Corporation Law and must be submitted in accordance with the Fund's Bylaws. To be presented at the 2015 Annual Meeting of Stockholders, a stockholder proposal that is not otherwise includable in the proxy statement for the 2014 Annual Meeting must be delivered by a stockholder of record to the Fund no sooner than September 23, 2014 and no later than October 23, 2014.

The persons named as proxies for the 2015 Annual Meeting of Stockholders will, regarding the proxies in effect at the meeting, have discretionary authority to vote on any matter presented by a stockholder for action at that meeting unless the Fund receives notice of the matter no sooner than September 23, 2014 and no later than October 23, 2014. If the Fund receives such timely notice, these persons will not have this authority except as provided in the applicable rules of the SEC.

REPORTS TO STOCKHOLDERS

The Fund will furnish each person to whom this Proxy Statement is delivered with a copy of its latest annual report to stockholders upon request and without charge. To request a copy, please call AllianceBernstein Investments, Inc. at (800) 227-4618 or contact Carol Rappa at AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105.

By Order of the Board of Directors,

Emilie D. Wrapp
Secretary

New York, New York
February 20, 2014

APPENDIX A

ALLIANCEBERNSTEIN INCOME FUND, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:   (1)  The name of the incorporator is Donna L. Schaeffer.

(2)  The incorporator's post office address is Wall Street Plaza, New York, New York 10005.

(3)  The incorporator is over eighteen years of age.

(4)  The incorporator formed the corporation named in these articles under the general laws of the State of Maryland.

SECOND:  The name of the corporation (hereinafter called the "Corporation") is AllianceBernstein Income Fund, Inc.

THIRD:  (1)  The purposes for which the Corporation is formed are to conduct, operate and carry on the business of an investment company.

(2)  The Corporation may engage in any other business and shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law.

FOURTH:  The post office address of the principal office of the Corporation within the State of Maryland is 351 West Camden Street, Baltimore, Maryland 21201 in care of The Corporation Trust, Incorporated.  The resident agent of the Corporation in the State of Maryland is The Corporation Trust, Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, a Maryland corporation.

FIFTH:   (1)  The Corporation is authorized to issue eighteen billion (18,000,000,000) shares, all of which shall be Common Stock, $.001 par value per share (the "Common Stock"), and having an aggregate par value of eighteen million dollars ($18,000,000), classified and designated as follows:

Name of Series	Class A Common Stock	Class C Common Stock	Advisor Class Common Stock	Class R Common Stock	Class K Common Stock	Class I Common Stock
AllianceBernstein Income Fund	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000

AllianceBernstein Income Fund and any other portfolio hereafter established are each referred to herein as a "Series."  The Class A Common Stock of a Series, the Class C Common Stock of a Series, the Advisor Class Common Stock of a Series, the Class R Common Stock of a Series, the Class K Common Stock of a Series, the Class I Common Stock of a Series and any Class of a Series hereafter established are each referred to herein as a "Class." If shares of one Series or Class of stock are classified or reclassified into shares of another Series or Class of stock pursuant to Article FIFTH, paragraph (2), the number of authorized shares of the former Series or Class shall be automatically decreased and the number of shares of the latter Series or Class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all Series and Classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Article FIFTH, paragraph (1).

(2)           The Board of Directors may classify any unissued shares of Common Stock from time to time in one or more Series or Classes of stock.  The Board of Directors may reclassify any previously classified but unissued shares of any Series or Class of stock from time to time in one or more Series or Class of stock.  Prior to issuance of classified or reclassified shares of any Series or Class, the Board of Directors by resolution shall: (a) designate that Series or Class to distinguish it from all other Series or Classes of stock of the Corporation; (b) specify the number of shares to be included in the Series or Class; (c) set or change, subject to the express terms of any Series or Class of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each Series or Class; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT").  Any of the terms of any Series or Class of stock set or changed pursuant to clause (c) of this paragraph (2) may be made dependent upon facts or events ascertainable outside the charter of the Corporation (the "Charter"), including determinations by the Board of Directors or other facts or events within the control of the Corporation, and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such Series or Class of stock is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

(3)           As more fully set forth hereafter, the assets and liabilities and the income and expenses of each Series or Class of the Corporation's stock shall be determined separately from those of each other Series or Class of the Corporation's stock and, accordingly, the net asset value, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation or dissolution of the Corporation to holders of shares of the Corporation's stock may vary from Series to Series or Class to Class.  In the event that there are any assets, income, earnings, profits or proceeds which are not readily identifiable as belonging to any particular series (collectively, "General Assets"), such General Assets shall be allocated by or under the direction of the Board of Directors to and among one or more Series and Classes in such a manner and on such basis as the Board of Directors in its sole discretion shall determine.

(4)           Except as otherwise provided herein, all consideration received by the Corporation for the issuance or sale of shares of a Series or Class of the Corporation's stock, together with all funds derived from any investment and reinvestment thereof and any General Assets allocated to such Series or Class, shall irrevocably belong to that Series or Class for all purposes, subject only to any automatic conversion of one Series or Class of stock into another, as hereinafter provided for, and to the rights of creditors of such Series or Class, and shall be so recorded upon the books of account of the Corporation, and are herein referred to as "assets belonging to" such Series or Class.

(5)           The assets belonging to each Series or Class shall be charged with the debts, liabilities, obligations and expenses incurred or contracted for or otherwise existing with respect to such Series or Class and with such Series' or Class' share of the general liabilities of the Corporation, in the latter case in the proportion that the net asset value of such Series or Class bears to the net asset value of all Series and Classes or as otherwise determined by the Board of Directors in accordance with applicable law.  The determination of the Board of Directors shall be conclusive as to the allocation of debts, liabilities, obligations and expenses, including accrued expenses and reserves, to a Series or Class.  The debts, liabilities, obligations and expenses incurred or contracted for or otherwise existing with respect to a Series or Class are enforceable with respect to that Series or Class only and not against the assets of the Corporation generally or any other Series or Class of stock of the Corporation.

(6)           The assets attributable to the Classes of a Series shall be invested in the same investment portfolio of the Corporation, and notwithstanding the foregoing provisions of paragraphs (4) and (5) of this Article FIFTH, the allocation of investment income and realized and unrealized capital gains and losses and expenses and liabilities of the Corporation and of any Series among the Classes of Common Stock of each Series shall be determined by the Board of Directors in a manner that is consistent with the Investment Company Act of 1940, the rules and regulations thereunder, and the interpretations thereof, in each case as from time to time amended, modified or superseded (the "Investment Company Act").  The determination of the Board of Directors shall be conclusive as to the allocation of investment income and realized and unrealized capital gains and losses, expenses and liabilities, including accrued expenses and reserves, and assets to one or more particular Series or Classes.

(7)           Shares of each Class of stock shall be entitled to such dividends or distributions, in cash, property or additional shares of stock of the same or another Series or Class, as may be authorized from time to time by the Board of Directors (by resolution adopted from time to time, or pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing that such dividend or distribution shall not violate Section 2-311 of the Maryland General Corporation Law) and declared by the Corporation with respect to such Class.  The nature of in-kind property distributions may vary among the holders of a Class or Series, provided that the amount of the distribution per share, as determined by the Board of Directors, shall be equivalent for all holders of such Class or Series.  Specifically, and without limiting the generality of the foregoing, the dividends and distributions of investment income and capital gains with respect to the different Series and with respect to the Class may vary with respect to each such Series and Class to reflect differing allocations of the expenses of the Corporation and the Series among the holders of such Classes and any resultant differences between the net asset values per share of such Classes, to such extent and for such purposes as the Board of Directors may deem appropriate.  The Board of Directors may determine that dividends may be payable only with respect to those shares of stock that have been held of record continuously by the stockholder for a specified period prior to the record date of the date of the distribution.

(8)           Except as provided below, on each matter submitted to a vote of the stockholders, each holder of stock shall be entitled to one vote for each share standing in such stockholder's name on the books of the Corporation.  Subject to any applicable requirements of the Investment Company Act, or other applicable law, all holders of shares of stock shall vote as a single class except with respect to any matter which the Board of Directors shall have determined affects only one or more (but less than all) Series or Classes of stock, in which case only the holders of shares of the Series or Classes affected shall be entitled to vote.  Without limiting the generality of the foregoing, and subject to any applicable requirements of the Investment Company Act, or other applicable law, the holders of each of the Classes of each Series shall have, respectively, with respect to any matter submitted to a vote of stockholders (i) exclusive voting rights with respect to any such matter that only affects the Series or Class of Common Stock of which they are holders, including, without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act (a "Plan") with respect to the Class of which they are holders and (ii) no voting rights with respect to the provisions of any Plan that affects one or more of such other Classes of Common Stock, but not the Class of which they are holders, or with respect to any other matter that does not affect the Class of Common Stock of which they are holders.

(9)           In the event of the liquidation or dissolution of the Corporation, stockholders of each Class of the Corporation's stock shall be entitled to receive, as a Class, out of the assets of the Corporation available for distribution to stockholders, but other than General Assets not attributable to any particular Class of stock, the assets attributable to the Class less the liabilities allocated to that Class; and the assets so distributable to the stockholders of any Class of stock shall be distributed among such stockholders in proportion to the number of shares of the Class held by them and recorded on the books of the Corporation.  In the event that there are any General Assets not attributable to any particular Class of stock, and such assets are available for distribution, the distribution shall be made to the holders of all Classes of a Series in proportion to the net asset value of the respective Classes or as otherwise determined by the Board of Directors.

(10)         (a)           Each holder of stock may require the Corporation to redeem all or any shares of the stock owned by that holder, upon request to the Corporation or its designated agent, at the net asset value of the shares of stock next determined following receipt of the request in a form approved by the Corporation and accompanied by surrender of the certificate or certificates for the shares, if any, less the amount of any applicable deferred sales charge (to the extent consistent with applicable law).  The Board of Directors may establish procedures for redemption of stock.

(b)           The proceeds of the redemption of a share (including a fractional share) of any Class of capital stock of the Corporation shall be reduced by the amount of any contingent deferred sales charge or other amount payable on such redemption pursuant to the terms of issuance of such share.

(c)           Subject to the requirements of the Investment Company Act, the Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of any Series or Class from a holder (1) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as permitted by Maryland General Corporation Law or (2) for any other purposes, including, without limitation, a liquidation or reorganization of any Series or Class, and upon such other conditions established by the Board of Directors in its sole discretion.

(d)           Payment by the Corporation for shares of stock of the Corporation surrendered to it for redemption shall be made by the Corporation within seven days of such surrender out of the funds legally available therefor, provided that the Corporation may suspend the right of the stockholders to redeem shares of stock and may postpone the right of those holders to receive payment for any shares when permitted or required to do so by applicable statutes or regulations.  Payment of the aggregate price of shares surrendered for redemption may be made in cash or, at the option of the Corporation, wholly or partly in such portfolio securities of the Corporation as the Corporation shall select.

(e)            Subject to the following sentence, shares of stock of any Series or Class of the Corporation which have been redeemed or otherwise acquired by the Corporation shall constitute authorized but unissued shares of stock of such Series or Class.  In connection with a liquidation or reorganization of any Series or Class in which all of the outstanding shares of such Series or Class are redeemed by the Corporation, upon any such redemption all such shares and all authorized but unissued shares of the applicable Series or Class shall automatically be returned to the status of authorized but unissued shares of Common Stock, without further designation as to Series or Class.

(11)           At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act and applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (or any successor entity) and from time to time reflected in the registration statement of the Corporation (the "Corporation's Registration Statement"), shares of a particular Series or Class of stock of the Corporation or certain shares of a particular Class of stock of any Series of the Corporation may be automatically converted into shares of another Class of stock of such Series of the Corporation based on the relative net asset values of such Classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Corporation's Registration Statement.  The terms and conditions of such conversion may vary within and among the Classes to the extent determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and set forth in the Corporation's Registration Statement.

(12)           For the purpose of allowing the net asset value per share of a class of the Corporation's stock to remain constant, the Corporation shall be entitled to declare and pay and/or credit as dividends daily the net income (which may include or give effect to realized and unrealized gains and losses, as determined in accordance with the Corporation's accounting and portfolio valuation policies) of the Corporation attributable to the assets attributable to that Class.  If the amount so determined for any day is negative, the Corporation shall be entitled, without the payment of monetary compensation but in consideration of the interest of the Corporation and its stockholders in maintaining a constant net asset value per share of that Class, to redeem pro rata from all the holders of record of shares of that Class at the time of such redemption (in proportion to their respective holdings thereof) sufficient outstanding shares of that Class, or fractions thereof, as shall permit the net asset value per share of that Class to remain constant.

(13)           The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

(14)           No stockholder shall be entitled to any preemptive right other than as the Board of Directors may establish.

SIXTH:   The number of directors of the Corporation shall be nine (9).  The number of directors of the Corporation may be changed pursuant to the Bylaws of the Corporation.  The names of the individuals who shall act as directors of the Corporation until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

John H. Dobkin
Michael J. Downey
William H. Foulk, Jr.
D. James Guzy
Nancy P. Jacklin
Robert M. Keith
Gary L. Moody
Marshall C. Turner, Jr.
Earl D. Weiner

SEVENTH:   The following provisions are inserted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders.

(1)           In addition to its other powers explicitly or implicitly granted under the Charter, by law or otherwise, the Board of Directors:

(a)           has the exclusive power to make, alter, amend or repeal the Bylaws of the Corporation;

(b)           subject to applicable law, may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document by the Corporation except as conferred by statute or as authorized by the Board of Directors;

(c)           is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of any Series or Class of the Corporation whether now or hereafter authorized and securities convertible into shares of stock of the Corporation of any Series or Class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable; and

(d)           is authorized to adopt procedures for determination of and to maintain constant the net asset value of shares of any Class of the Corporation's stock.

(2)           Notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast by holders of shares of all Series or Classes, or any Series or Class, of the Corporation's stock in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of holders of shares entitled to cast a majority of the aggregate number of votes entitled to be cast thereon, subject to any applicable requirements of the Investment Company Act.

(3)           The presence in person or by proxy of the holders of a majority of shares of stock of the Corporation entitled to vote (without regard to Series or Class) shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes, regulatory requirements or the Charter, requires approval by a separate vote of one or more Series or Classes of stock, in which case the presence in person or by proxy of the holders of a majority of shares of stock of the Corporation entitled to be cast by holders of shares of each Series or Class entitled to vote as a Series or Class on the matter shall constitute a quorum.

(4)           Any determination made in good faith by or pursuant to the direction of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation, or liability for which such reserves or charges shall have been created shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to market value or fair value of any investment or fair value of any other asset of the Corporation, as to the allocation of any asset of the Corporation to a particular Class or Classes of the Corporation's stock, as to the charging of any liability of the Corporation to a particular Class or Classes stock of of the Corporation's stock, as to the number of shares of stock of the Corporation outstanding, as to the estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in orderly fashion, or as to any other matters relating to the issue, sale, redemption or other acquisition or disposition of investments or shares of stock of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares of stock, past, present and future, and shares of stock of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

EIGHTH:                (1)           To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

(2)           The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation.  The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

(3)           The provisions of this Article EIGHTH shall be subject to the limitations of the Investment Company Act.

(4)           Neither the amendment nor repeal of this Article EIGHTH, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article EIGHTH, shall apply to or affect in any respect the applicability of the preceding sections of this Article EIGHTH with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

NINTH:                   The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Charter in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:                   Each share (including for this purpose a fraction of a share) of Common Stock issued and outstanding immediately prior to these Articles of Amendment and Restatement becoming effective, shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a share (or the same fraction of a share) of Class A Common Stock of the AllianceBernstein Income Fund (the "Class A Common Stock").  Outstanding certificates representing issued and outstanding shares of Common Stock immediately prior to these Articles of Amendment and Restatement becoming effective, shall upon these Articles of Amendment and Restatement becoming effective be deemed to represent the same number of shares of Class A Common Stock.

AllianceBernstein Income Fund, Inc.

NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT

FEBRUARY 20, 2014

PROXY FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 27, 2014

The undersigned hereby appoints Nancy Hay and Carol H. Rappa or either of them, as attorneys-in-fact and proxies for the undersigned, with full power of substitution in each of them, to attend the Annuual Meeting of Stockholders (the "Meeting") of the above-referenced Fund to be held at 4:00 p.m., Eastern Time, on March 27, 2014 at the offices of AllianceBernstein L.P., 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at such Meeting.  The undersigned hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, revokes any proxy heretofore given with respect to such Meeting and hereby instructs said proxies to vote said shares as indicated on the reverse side hereof.

Do you have questions?

If you have any questions about how to vote your proxy or about the Meeting in general, please call toll-free (877) 297-1742.  Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on March 27, 2014.  The Proxy Statement is available on the Internet at www.alliancebernstein.com/abfundsproxy.

[PROXY NUMBER HERE]	[BAR CODE HERE]	01881E101

ALLIANCEBERNSTEIN INCOME FUND, INC.	PROXY CARD

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED.
SIGNATURE (AND TITLE IF APPLICABLE) DATE
Please sign exactly as your name(s) appear(s) on this proxy, and date it. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.
SIGNATURE (IF HELD JOINTLY) DATE

This proxy is solicited on behalf of the Board of Directors of the Fund.

All properly executed and timely received proxies will be voted at the Meeting in accordance with the instructions marked thereon or as otherwise provided therein.  If no specification is made on a properly executed proxy, it will be voted for the matters specified on the Proxy Card in the manner recommended by the Board.

TO VOTE, MARK CIRCLE IN BLUE OR BLACK INK. Example:  ●

Proposals

The Board, including a majority of the Independent Directors, unanimously recommends that the stockholders of the Fund vote FOR Proposal One and Proposal Two.

1.	To elect three Directors of the Fund, each such Director to hold office for a term of three years, as provided herein, and until his successor is duly elected and qualifies.		FOR	WITHHOLD

	1a.	William H. Foulk, Jr.	0	0

	1b.	D. James Guzy	0	0

	1c.	Robert M. Keith	0	0

			FOR	AGAINST	ABSTAIN
2.	To approve the elimination of the Fund’s fundamental investment policy to invest, under normal circumstances, at least 65% of its total assets in U.S. government securities and repurchase agreements relating to U.S. government securities.		0	0	0

	The Board, including a majority of the Independent Directors, unanimously recommends that the stockholders of the Fund vote AGAINST Proposal Three.

			FOR	AGAINST	ABSTAIN
3.	To vote on a proposal, pursuant to the Fund's Charter, to convert the Fund to an open-end investment company and to approve an amendment and restatement of the Fund’s Charter.		0	0	0

4.	To transact such other business as may properly come before the Meeting.

THANK YOU FOR VOTING

[PROXY NUMBER HERE]	[BAR CODE HERE]	01881E101